Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FIRST QUARTER
APRIL 29, 2010 @ 11:00 AM EDT

Stephen:

Thank you and good morning.  We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss first quarter results.  Joining me today is John Foy, CBL’s Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website.  This call will also be available for replay on the Internet through a link on our website at cblproperties.com.  This conference call is the property of CBL & Associates Properties, Inc.  Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

Over the past year, one of our strategic priorities has been to stabilize our NOI results in the face of unprecedented challenges in the economy.  While we would like to see our NOI grow, we were pleased with the 1% decrease in same-center NOI compared to first quarter last year.  The commitment of the CBL team and the strength of our relationships with retailers and our financial partners has been an important contributor to this result. During the first quarter we worked to reinforce these relationships by visiting face to face with quite a few of our major retail partners.  Consistent with a number of recent news stories, the retailers indicated that they are feeling better about their business and are more confident that the economy is moving in the right direction.  Similar to the results in our portfolio, retailers have generated significant sales increases in 2010 year-to-date, which is encouraging.  The important moves that they made last year to reduce costs and increase margins along with their recent sales increases have produced better profitability and increased liquidity.  As a result, retailers have openly discussed investing in existing stores and reinstating or increasing their new store expansion plans.  All of these bode well for CBL and our future lease negotiations as well as our ability to stabilize and grow NOI at our properties.

While we are encouraged by these improvements, one quarter of positive sales results was not enough to significantly improve our leasing spread results.  These spreads, representing comparable leases signed in the quarter, are the result of negotiations that started months ahead of the signing.  Retailers will need to see evidence of a sustained positive trend in sales before our negotiating position becomes more favorable.  We are hopeful that the positive sales trends will continue and lease spreads will start to improve throughout the year.

LEASING AND OCCUPANCY:
During the first quarter we signed more than 1.1 million square feet of leases including 942,000 square feet of leases in our operating portfolio and 197,000 square feet of development leases.  The leases signed in our operating portfolio included 402,000 square feet of new leases and 540,000 square feet of renewals.  Total leasing activity in the operating portfolio was down slightly from the 1.2 million square feet signed in the prior year quarter, primarily due to anchor renewals last year.  However, we were pleased to complete roughly 30% more leasing in the mall portfolio year-over-year.

Compared with the prior quarters, spreads are trending in the right direction and average spreads on leases signed with a term greater than five years were positive.  For the first quarter, on a same space basis, rental rates were signed at an average decrease of 10.4% from the prior gross rent per square foot.  Several retailers have indicated that they plan to renovate their stores and sign longer terms on renewals which should positively impact our leasing results.  We believe this will continue throughout the year as the economy recovers.  We will also be looking to improve shorter term deals that we have signed over the last twelve months.

One of the contributors to our NOI results this quarter was our ability to increase the occupancy in the portfolio.  Stabilized mall occupancy increased 60 basis points to 89.7% compared with the prior year. Total portfolio occupancy increased 20 basis points from the prior year to 88.8%.  We are maintaining our forecast to achieve a roughly 100 basis point increase in total portfolio occupancy by year end compared with 90.4% at the end of 2009.

RETAIL SALES:
It has been encouraging to see retail sales year-to-date, which positively impacts our cost of occupancy, allowing retailers in our malls to be more profitable. Same-store sales in the first quarter for our portfolio increased 4.7% from the prior year period.  For the rolling twelve months ended March 31, 2010 same-store sales were down 3.1% to $316 per square foot.  Sales in March were outstanding, partly due to the shift in timing of the Easter holiday.  Traffic in the malls is up and indications so far for April are positive as well.

BANKRUPTCY UPDATE:
This quarter we experienced limited bankruptcy activity with just a couple of small retailer filings.  Retailers’ balance sheets are now stronger than at any point in recent years.  We are optimistic that this year will result in fewer bankruptcies and store closures compared with the average for the past few years.

DEVELOPMENT
Even though we have scaled back our development program, the 2.5 million square feet of new projects opened in 2009 and this year are contributing positively to our FFO results.  On March 10th we celebrated the grand opening of The Pavilion at Port Orange, our open-air center located near Daytona Beach, FL.  The 415,000-square-foot-first phase opened with a leased or committed rate of more than 92% with anchors including Belk, Hollywood Theaters, HomeGoods, Marshalls, Michaels, PETCO and ULTA.  The center has been extremely well-received with retailers’ sales well above plan.

In March we started construction on the first phase of a 75/25 joint venture community center project in Madison, MS.  We converted our ground lease position into a 75% ownership position in the development.  The anchor stores were very desirous of seeing the project move forward given the strong results of our recent new development in D’Iberville, MS, as well as the strong retail demand in the Madison, MS area.  The first phase of this project is 110,000 square feet comprised of three boxes, Dick’s Sporting Goods, Best Buy and Stein Mart.  The project is 100% leased and will open in the fourth quarter 2010.

We are focusing our development and redevelopment efforts primarily on opportunities within our existing portfolio.  We have a number of phase II projects at centers we have opened over the last two years that provide opportunities for future growth.  With anchors and box retailers beginning to open up their expansion plans, we are seeing strong interest in these future projects.  We are also making good progress in releasing our inventory of vacant boxes and have now leased or committed 50% of the boxes vacated in the past few years with new users.

I’ll now turn it over to John for the financial review.

John:

Thank you, Stephen.

During the first quarter we raised more than $127 million in a follow-on offering of our existing Series D preferred stock.  We priced the offering at 9.08%, including accrued dividends, or $20.30 per share.  Net offering proceeds were used to reduce outstanding balances on our lines of credit.  The equity raise and cost containment measures that we have undertaken over the last year resulted in a decline in our overall debt levels by more than $600 million, or 9% of our total debt, as compared with a year ago.

We made excellent progress during the quarter, refinancing our upcoming mortgage maturities.  We refinanced the loan secured by St. Clair Square mall outside of St. Louis in Fairview Heights, IL.  The loan was placed with a new lender and achieved excess proceeds of approximately $14.0 million after the payoff of the existing $58.0 million mortgage.  The new $72.0 million non-recourse five-year loan bears interest at a floating rate of 400 basis points over LIBOR.  Concurrent with the closing we entered into a two-year LIBOR cap with a strike rate of 3%, effectively capping the interest rate at 7%.    Year-to-date we have paid off two separate CMBS loans totaling approximately $47.9 million secured by Park Plaza Mall in Little Rock, AR and WestGate Crossing in Spartanburg, SC.  We then pledged these assets to our $560 million credit facility.

We are encouraged by the improvements in the capital markets.  We are actively making progress to refinance our remaining mortgage maturities this year and are experiencing increased demand from lending institutions including interest in the re-emerging CMBS market.  Interest rates remain attractive in the 6% to 7% range.  We have term sheets or commitments on the remaining loan maturities for this year and anticipate closing those loans on or before the maturity date.

As of March 31, 2010 we had more than $540 million of availability on our lines of credit.  Our financial covenants remained sound with a debt to GAV ratio at March 31, 2010 of 54% and an interest coverage ratio of 2.32 times for the rolling twelve months.

FINANCIAL REVIEW:
As Stephen said, during the quarter total same-center NOI for the portfolio, excluding lease termination fees, declined 1.0% from the prior year.  NOI during the quarter continued to benefit from the incremental improvements in the cost containment program that we implemented in late 2008 and 2009.  We are still experiencing success in controlling costs; however, most of the measures were in place at the end of 2008 or early 2009 so we anticipate the incremental benefit to moderate throughout the year.  NOI will experience pressure from the decline in rents on leases signed over the last year.  We are seeing some improvements in leasing spreads and continue to aggressively pursue occupancy.  These steps have allowed us to compensate for anticipated declines in top line revenue.  We are optimistic that as traffic and sales continue to increase throughout the year we will experience growth in specialty leasing, sponsorship and percentage rents.

In the first quarter of 2010, we achieved FFO of $0.49 per share compared with $0.76 per share in the prior year period.  FFO in the current quarter was diluted by $0.31 per share as a result of the 66.6 million common shares issued in the June 2009 offering and the common shares and units issued as part of the April 2009 dividend.  One-time items impacting FFO in the prior year quarter included an impairment charge related to the Company’s investment in China of $7.7 million.

Other major variances in this quarter’s results included:

Bad debt expense in the first quarter 2010 of approximately $1.5 million compared with $2.1 million for the prior year period.

Our cost recovery ratio for the first quarter was 99.7% compared with 96.8% in the prior-year period.  The cost recovery ratio in the current quarter was impacted by $900,000 of higher snow removal expense.

Variable rate debt was 18.9% of the total market capitalization at March 31, 2010 versus 23.3% as of the end of the prior year period.  As of March 31, 2010 variable rate debt represented 28.4% of our share of consolidated and unconsolidated debt compared with 25.3% at the close of the prior year quarter.  We have interest rate caps on 16.3% of our variable rate debt, limiting our interest rate exposure.

GUIDANCE:
We are maintaining 2010 FFO per share guidance in the range of $1.82 to $1.90.  Major assumptions in our guidance include outparcel sales of $3.0 million to $5.0 million and same center NOI growth of negative 1.5% to negative 3.5%.

CONCLUSION:
As we have said recently, our ongoing objective is to continue to strengthen our balance sheet including reducing leverage levels. We were pleased to complete the $127 million preferred offering during the quarter and continue to prudently evaluate all of the various sources of capital that are available.  We remain in discussions with possible joint venture partners; however, we are very selective on the structure and the properties that we would include and believe it is important to maintain our long-term outlook and operating philosophy.

We appreciate you joining us today and are looking forward to visiting with many of you at the ICSC RECon convention next month in Las Vegas and at NAREIT in Chicago in early June.

We are now happy to answer any questions you may have.